EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLUCOSE HEALTH, INC. TO UPGRADE TO OTCQB® VENTURE MARKET

WEST PALM BEACH, FL, December 16, 2014 – Glucose Health, Inc. (“GLUC” or the “Company”) today announced a series of corporate measures.

First, all trading in Glucose Health, Inc. common shares will now proceed under ticker symbol GLUC, as approved by the Financial Industry Regulatory Authority (FINRA) in accordance with the series of corporate actions submitted to FINRA and deemed effective November 17, 2014.

Second, the Company has applied to upgrade to the OTCQB® venture marketplace. This upgraded market tier is for entrepreneurial companies committed to improving their transparency to investors by (1) ensuring they are current in their Securities and Exchange Commission (SEC) or alternative reporting; and (2) undergoing an annual verification and management certification process.

Approval for upgrading to the OTCQB® market tier is anticipated within 60 days and once approved, GLUC will commence offering its shareholders and interested investors, for the first time, “Real Time Level 2” stock quotations at the investor relations section of the company’s website www.glucosehealthinc.com.

Third, the Company has posted the CEO’s quarterly letter to shareholders, which is available at this link www.glucosehealthinc.com/ceo-quarterly-letter.  Highlights of this letter include the Company’s market strategy of engaging consumers with an interest in Type 2 diabetes and key reasons why the Glucose Health™ product line-up is both differentiated from, and superior to, its competitors.

About Glucose Health, Inc. (Ticker: GLUC)

Glucose Health™ branded products uniquely engage the large and growing market of proactive consumers interested in achieving natural blood sugar maintenance. The Centers for Disease Control and Prevention (CDC) now estimates 2 in 5 adults - 40% of Americans - will develop Type 2 diabetes in their lifetime. Glucose Health™ branded products are marketed via a growing network of pharmacy retailers, online marketplaces and at the Company's consumer website www.glucosehealth.com.

For more information and a complimentary investor package, please contact Glucose Health, Inc. investor relations at 1-888-987-6315 (press 1).

Glucose Health, Inc.

www.glucosehealthinc.com

info@glucosehealthinc.com

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